                                                                 EXHIBIT (c)(2)


                                                                   June 18, 1998

Equant Integration Services
45 Orville Drive
Bohemia, NY 11716

Dear Mr. Blaustein:

We understand from BT Alex. Brown ("BT Alex. Brown"), our financial adviser, that you may be interested in pursuing a transaction with TechForce Corporation (the "Company") on a mutually agreeable basis. In connection with your possible interest in a transaction with the Company, we propose to furnish you with certain information related to the Company (herein referred to as the "Confidential Information"). Confidential Information includes not only written information but also information transferred orally, visually, electronically or by any other means. The fact that such information has been delivered to you, that such a transaction is under consideration by the Company, that discussions or negotiations have occurred or are occurring regarding a possible transaction involving the Company and you, and the status of any such discussions or negotiations, are considered Confidential Information for purposes of this Agreement. In consideration of our furnishing you with the Confidential Information, and as a condition of such disclosure, you agree as follows:

      1. The Confidential Information will be used by you solely for the purpose of your evaluation of the desirability of your entering into a transaction with the Company, and for no other purpose.

      2. For a period of 3 years from the date of this agreement, you shall keep all Confidential Information secret and confidential and shall not, without the prior written consent of the Company, disclose it to anyone except to a limited group of your own employees, directors, officers, agents and outside advisors ("Representatives") who are actually engaged in, and need to know such Confidential Information to perform, the evaluation referred to above, each of whom must be advised of the confidential nature of the Confidential Information and of the terms of this Agreement and must agree to abide by such terms. You shall be responsible for any breech of this Agreement by any of your Representatives.

      3. Upon any termination of your evaluation of pursuing a transaction with the Company or upon notice from the Company to you (i) you will return to the Company the Confidential Information which is in tangible form, including any copies which you may have made, and you will destroy all abstracts, summaries thereof or references thereto in your documents, and certify to us that you have done so, and (ii) neither you nor your Representatives will use any of the Confidential Information with respect to, or in furtherance of, your business, any
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Equant Integration Services
June 18, 1998
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     of their respective businesses, or in the business of anyone else, whether or not in competition with the Company, or for any other purpose whatsoever.

4. Confidential Information includes all analysis, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your evaluation of pursuing a transaction with the Company. Confidential information does not include any information which was publicly available prior to your receipt of such information or thereafter became publicly available (other than as a result of disclosure by you or any of your Representatives). Information shall be deemed "publicly available" if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained from any source other than the Company (or its directors, officers, employees, agents or outside advisors, including, without limitation, BT Alex. Brown), provided that such source is not to your knowledge prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company and did not obtain the information from an entity or person prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company.

5. You understand that we have endeavored to include in the Confidential Information those materials which we believe to be reliable and relevant for the purpose of your evaluation, but you acknowledge that neither the Company nor BT Alex. Brown nor any of their respective directors, officers, employees, agents or outside advisors makes any representation or warranty as to the accuracy or completeness of the Confidential Information and you agree that such persons shall have no liability to you or any of your Representatives resulting from any use of the Confidential Information. You understand that the Confidential Information is not being furnished for use in an offer or sale of securities of the Company and is not designed to satisfy the requirements of federal or state securities laws in connection with any offer or sale of such securities to you.

6. In the event that you or any of your Representatives are compelled by a court or administrative body of competent jurisdiction to disclose any Confidential Information, such compelled disclosure shall not in any manner be considered a breach or default by you of this Agreement or any provision hereof. In the event that you or any of your Representatives is requested in any proceeding to disclose any of the Confidential Information that could reasonably be expected to materially adversely effect the Company, you will provide the Company with prompt prior notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that the Company is unable to obtain such protective order or other appropriate remedy, you will furnish only that portion of the Confidential Information which you are advised by a written opinion of counsel is legally required, you will give the Company written notice of the information to be disclosed as far in advance as practicable, and you will exercise your commercially reasonable efforts to obtain a protective order or other reliable
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Equant Integration Services
June 18, 1998
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               assurance that confidential treatment will be accorded the
               Confidential information so disclosed.

         7. Without the prior written consent of the Company, you will not, and will not encourage or assist others to, for a period of 2 years (i) propose or disclose an intent to propose any form of business combination, acquisition, restructuring, recapitalization or other similar transaction relating to the Company, (ii) acquire or offer, seek, propose or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or assets or direct or indirect rights or options to acquire any voting securities or assets of the Company, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of any "proxy" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company, (iv) form, join or in any way participate, directly or indirectly, in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of the Company, (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) otherwise act, alone or in concert with others, directly or indirectly, to seek control of the management, board of directors, or policies of the Company, (viii) request the Company, directly or indirectly, to amend or waive any provisions of this paragraph.

         8. You agree that for a period of three years, you will not, directly or indirectly, solicit for employment or hire any employee of the Company or any of its subsidiaries with whom you have had contact in connection with your evaluation of pursuing a transaction with the Company or who became known to you in connection with your evaluation of a possible transaction involving the Company; provided that the foregoing provision will not prevent you from employing any such person who contacts you on his or her own initiative without any direct or indirect solicitation by, or encouragement (not including a general solicitation of employment not specifically directed towards employees of the Company) from, you.

         9. Without impairing any other provision hereof, you will promptly advise the Company of any prohibited disclosure or other breach of this Agreement.

         10. You understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, and that the Company, its agents and representatives shall be entitled to specific performance and/or injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement but shall be in addition to all other remedies available at law or in equity.

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Equant Integration Services
June 18, 1998
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     11.  Nothing in this Agreement shall impose any obligation upon you or us to consummate a transaction or to enter into any discussion or negotiations with respect thereto.

     12.  This Agreement shall be governed by the laws of the State of New York.


If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter which will constitute our agreement with respect to the subject matter of this letter as of the date first above written.


                                             Very truly yours,

                                             TECHFORCE CORPORATION



                                             /s/ Jerrel W. Kee
                                             ---------------------------------
                                             Name


                                             Chief Financial Officer
                                             ---------------------------------
                                             Title


AGREED AND ACCEPTED TO:

EQUANT INTEGRATION SERVICES, INC.



/s/ Richard Blaustein
--------------------------------------
       Richard Blaustein
       CEO, North America
--------------------------------------
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                             TECHFORCE CORPORATION
                              5741 Rio Vista Drive
                         Clearwater, Florida 33760-3117

                                  May 18, 1999

Equant Integration Services, Inc.
45 Orville Drive
Bohemia, New York 11716

     Re: Modification of the June 18, 1998 Confidentiality Letter Agreement between TechForce Corporation and Equant Integration Services, Inc. (the "Confidentiality Agreement")

Ladies and Gentlemen:

     In connection with our ongoing discussions, negotiations and efforts to establish the terms and conditions of a potential transaction between TechForce Corporation ("TechForce") and Equant Integration Services, Inc. ("Equant"), it is necessary to extend the terms of the Confidentiality Agreement, a copy of which is attached hereto as Exhibit A. By countersigning and returning this letter to us, Equant agrees that the Confidentiality Agreement shall be modified as follows effective as of the date of this letter:

     A. Section 2 of the Confidentiality Agreement is amended to replace the phrase (found in the first line of that section) "For a period of 3 years from the date of this agreement" with the phrase "For a period commencing on June 18, 1998 and continuing for 3 years from May 18, 1999".

     B. Section 7 of the Confidentiality Agreement is amended by replacing the phrase (found in the second line of that section) "for a period of 2 years" with the phrase "for a period commencing on June 18, 1998 and continuing for 2 years from May 18, 1999",

     C. Section 8 of the Confidentiality Agreement is amended by replacing the phrase (found in the first line of that section) "for a period of three years" with the phrase "for a period commencing on June 18, 1998 and continuing for three years from May 18, 1999".

     Except as amended by this letter, the Confidentiality Agreement shall continue in full force and effect.


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Equant Integration Services, Inc.
May 18, 1999
Page 2


     If you are in agreement with the foregoing, please sign and return a copy of this letter to us, which will constitute our agreement with respect to the subject matter of this letter as of the date hereof.


                                                  Very truly yours,

                                                  TECHFORCE CORPORATION

                                                  /s/ Jerrel W. Kee
                                                  -----------------------------
                                                  Jerrel W. Kee
                                                  Senior Vice President-Finance


AGREED AND ACCEPTED TO:

EQUANT INTEGRATION SERVICES, INC.

By: /s/ Richard H. Blaustein
   -----------------------------
Name: Richard H. Blaustein
     ---------------------------
Title: CEO, North America
      --------------------------